SCHEDULE I

                               FUNDS OF THE TRUST


First Trust CEF Income Opportunity ETF

First Trust Municipal CEF Income Opportunity ETF

First Trust TCW Opportunistic Fixed Income ETF

EquityCompass Risk Manager ETF

EquityCompass Tactical Risk Manager ETF

First Trust TCW Unconstrained Plus Bond ETF

First Trust Low Duration Strategic Focus ETF

FT Cboe Vest U.S. Equity Buffer ETF - August

FT Cboe Vest U.S. Equity Deep Buffer ETF - August

FT Cboe Vest U.S. Equity Buffer ETF - November

FT Cboe Vest U.S. Equity Deep Buffer ETF - November

First Trust Active Factor Large Cap ETF

First Trust Active Factor Mid Cap ETF

First Trust Active Factor Small Cap ETF

FT Cboe Vest U.S. Equity Buffer ETF - February

FT Cboe Vest U.S. Equity Deep Buffer ETF - February